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                                                                    EXHIBIT 12.1

Condor Systems, Inc.
Ratio of Earnings to Fixed Charges
Pursuant to Item 503 - Regulation S-K
December 31, 2000

                                                                                  Years ended December 31,
                                                             --------------------------------------------------------------------
     Description                                               2000           1999           1998           1997           1996
     -----------                                             --------       --------       --------       --------       --------
                                                                                   (dollars in thousands)
     Income (loss) before income taxes                       $(13,061)      $(10,761)      $  4,262       $ (5,407)      $(14,950)
        Interest expense                                       15,503         11,521          6,734          5,311          1,287
        Amortization of deferred financing costs                  550            536            681            377              -
        Amortization of debt discount                               -             64            239              -              -
        Lease rental expense representative of interest           964            687            571            450            419
                                                             --------       --------       --------       --------       --------

     Earnings before fixed charges                              3,956          2,047         12,487            731        (13,244)
                                                             --------       --------       --------       --------       --------

     Fixed charges
        Interest expense                                       15,503         11,521          6,734          5,311          1,287
        Amortization of deferred financing costs                  550            536            681            377              -
        Amortization of debt discount                               -             64            239              -              -
        Lease rental expense representative of interest           964            687            571            450            419
                                                             --------       --------       --------       --------       --------

     Total Fixed Charges                                     $ 17,017       $ 12,808       $  8,225       $  6,138       $  1,706
                                                             ========       ========       ========       ========       ========

     Ratio of earnings to fixed charges                           N/A            N/A            1.5            N/A            N/A

     Deficiency in earnings                                  $(13,061)      $(10,761)                     $ (5,407)      $(14,950)